EXHIBIT 5.1

                        [Letterhead of C. R. Bard, Inc.]



                                         June 28, 1996



C. R. Bard, Inc.
730 Central Avenue
Murray Hill, New Jersey  07974

Dear Sirs:

          I am Vice President and General Counsel of C. R. Bard, Inc., a New Jersey corporation (the "Company"). This opinion is being delivered in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 1,550,000 additional shares of its Common Stock, par value $.25 per share (the "Additional Common Stock"), which may be granted pursuant to the Company's 1993 Long Term Incentive Plan (as Amended and Restated) (the "1993 Plan").

          In addition, I have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based upon and subject to the foregoing, I am of the opinion that the Additional Common Stock, upon due issuance and payment therefor as contemplated in the Registration Statement and the Prospectus forming a part of the Registration Statement, will be legally issued, fully paid and non-assessable under the provisions of the New Jersey Business Corporation Act.

          I am a member of the Bar of the State of New Jersey, and I do not express any opinion herein concerning any law other than the law of the State of New Jersey.

          This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon, or furnished to, any other person, firm or corporation without my prior written consent; provided, however, that I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name in the Registration Statement and in the Prospectus forming a part of the Registration Statement.


                                         Very truly yours,

                                         /s/ Richard A. Flink

                                         Richard A. Flink,
                                         Vice President and
                                         General Counsel